Exhibit (a) (1)

STATE of DELAWARE

AMENDED AND RESTATED CERTIFICATE of TRUST

This Amended and Restated Certificate of Trust of Stone Ridge Trust VII, a Delaware statutory trust (the “Trust”), is hereby duly executed and filed by the undersigned trustee of the Trust in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.), to amend and restate the original Certificate of Trust, which was filed on June 18, 2019 with the Secretary of State of the State of Delaware, and sets forth the following:

• First:	The name of the statutory trust is: Stone Ridge Longevity Risk Premium Fixed Income Trust 65F.

• Second:

The address of the registered office of the Trust in the State of Delaware and the name and address of the registered agent for service of process in the State of Delaware at such registered office is:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

• Third:

The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-l et seq.).

• Fourth:

The Agreement and Declaration of Trust relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interest in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separate (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Agreement and Declaration of Trust, all debts, obligations, expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.”

This Amended and Restated Certificate of Trust shall be effective on the date of execution below.

IN WITNESS WHEREOF, the sole Trustee of the Trust named below does hereby execute this Amended and Restated Certificate of Trust as of the     12     day of February, 2020.

By:	/s/ Lauren D. Macioce
Name: Lauren D. Macioce
Title: Trustee